United States
Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 1, 2007

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

400 Corporate Pointe, Suite 525
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.              Entry into a Material Definitive Agreement.

On June 1, 2007, Bank of America, N.A. and Banc of America Capital Solutions LLC (collectively, the “Lenders”) provided $53.0 million of financing to the Company in the form of a $48.0 million term loan, with an initial interest rate of prime plus 0.75%, and a $5.0 million revolving credit facility, with an initial interest rate of prime plus 0.25%. The term loan was used to fund the cash portion of the consideration for the ProMed acquisitions described under Item 2.01 below, and to repay the remaining approximately $7.5 million balance on the Company’s prior credit facility with Residential Funding Company, an affiliate of GMAC Health Capital.

The Lenders provided this financing to the Company and Prospect Medical Group, Inc. (“Prospect Medical Group”) as borrowers under a credit agreement dated as of June 1, 2007. The credit agreement requires the borrowers to repay the aggregate principal amount outstanding under all term loans in monthly installments on the last business day of each month as follows:

Commencing June 30, 2007 through May 31, 2008	$500,000
Commencing June 30, 2008 through November 30, 2008	$625,000
Commencing December 31, 2008 through May 31, 2009	$725,000
Commencing June 30, 2009 through November 30, 2009	$825,000
Commencing December 31, 2009 through April 30, 2010	$1,000,000
May 31, 2010 maturity date	Remaining balance

The credit agreement requires the borrowers to repay the aggregate principal amount of all revolving credit loans outstanding on the May 31, 2010 maturity date.

The loans made under the credit agreement are guaranteed by each of the subsidiaries of the Company and of Prospect Medical Group. The loans are secured by substantially all of the assets of the Company and of Prospect Medical Group and their respective subsidiaries pursuant to a security agreement dated June 1, 2007. The Company and Prospect Medical Group also pledged the stock certificates for each of their respective subsidiaries as collateral for the loans pursuant to pledge agreements dated as of June 1, 2007.

Before entering into the credit agreement, there was no material relationship between either of the Lenders and the Company or its affiliates.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On June 1, 2007, the Company and its affiliated independent physician association (“IPA”), Prospect Medical Group, completed the previously announced acquisition of ProMed Health Services Company, a California corporation (“ProMed Health Services”), and its subsidiary, ProMed Health Care Administrators, a California corporation (“ProMed HCA”), and two affiliated IPAs: (1) Pomona Valley Medical Group, Inc., dba ProMed Health Medical Group Network of Pomona Valley Inc., a California professional corporation (“ProMed Pomona”), and (2) Upland Medical Group, A Professional Medical Corporation dba Upland Medical Group, A Professional Corporation (“ProMed Upland”). ProMed Health Services and its subsidiary manage the medical care of HMO enrollees served by ProMed Pomona and ProMed Upland. In this report, ProMed Health Services, ProMed HCA, ProMed Pomona and ProMed Upland are referred to collectively as the “ProMed Entities.”

The acquisition of ProMed Health Services was effected through the merger of a newly formed subsidiary of the Company, Prospect Health Administrators Inc., with and into ProMed Health Services. ProMed Health Services is the surviving corporation and is a wholly-owned subsidiary of the Company.

The acquisition of ProMed Pomona was effected through the merger of a newly formed subsidiary of Prospect Medical Group, Prospect Pomona Medical Group, Inc., a California corporation, with and into ProMed Pomona.  ProMed Pomona is the surviving corporation and is a wholly-owned subsidiary of Prospect Medical Group.

The acquisition of ProMed Upland was effected through the purchase by Prospect Medical Group of all of the issued and outstanding stock of ProMed Upland.

Prior to these acquisitions, the sole shareholder of ProMed Upland was Dr. Jeereddi Prasad, M.D.; Dr. Prasad and other physicians were the shareholders of ProMed Pomona; and many of the same physicians and some other private investors were the shareholders of ProMed Health Services. Before the Company’s acquisition of the ProMed Entities, no material relationship existed between any shareholder of the various ProMed Entities and the Company or its affiliates, their respective directors and officers, or the associates of such directors and officers.

As consideration for their ProMed Entity stock, the shareholders of the ProMed Entities will receive consideration totaling $48 million, of which approximately $41 million is payable in cash and approximately $7 million is payable in shares of the Company’s common stock. It is anticipated that a total of approximately 1,543,237 shares of the Company’s common stock will be issued to the ProMed Entity shareholders. The cash and stock consideration will be paid to the ProMed Entity shareholders on a pro rata basis, based on their percentage interests in the respective ProMed Entities, when they deliver their ProMed Entity stock certificates and satisfy other delivery requirements.

Item 3.02.              Unregistered Sales of Equity Securities.

In connection with the June 1, 2007 closing of the ProMed acquisitions described in Item 2.01, the former shareholders of the ProMed Entities will receive from the Company, in partial exchange for their respective ProMed

Entity shares, a total of approximately 1,543,237 shares of the Company’s common stock valued at approximately $7 million. These shares were not registered under the Securities Act of 1933 (the “Act”) in reliance on the exemption provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder, based on the Company’s reasonable belief that there are fewer than 35 unaccredited investors receiving the shares (who, alone or with their purchaser representatives, meet the knowledge and experience requirements of Rule 506(b)(2)(ii)), the provision and availability of information and answers to questions about the Company, the placement of legends and other restrictions on the resale of the shares, and the filing of Form D within 15 days after the closing of the transaction.

Item 5.02.                                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors

Dr. Jeereddi Prasad, M.D., was appointed a member of the Company’s Board of Directors on June 1, 2007, effective at the closing of the ProMed acquisitions described in Item 2.01.

Prior to the Company’s acquisition of the ProMed Entities, Dr. Prasad was a shareholder, the president and a director of each of the ProMed Entities. At the closing of the acquisitions, in satisfaction of a condition to the closing of the acquisitions, ProMed Upland (now a subsidiary of Prospect Medical Group) entered into a new employment agreement with Dr. Prasad, under which he agreed to continue to serve as the president of each of the ProMed Entities for a base annual salary of $300,000, an automobile allowance of $1,300 per month, and other perquisites typically awarded to Company executives. The employment agreement also provides that Dr. Prasad will receive annual incentive bonuses if certain performance standards are met by the ProMed Entities.

Dr. Prasad’s employment agreement has an initial term of three years, which will renew automatically for successive one-year periods subject to prior written notice of non-renewal from either party at least ninety days prior to the expiration of the initial term or any renewal term. The agreement is subject to termination at any time, but if termination is without cause Dr. Prasad will be entitled to continue receiving compensation as provided for under the agreement for the balance of the term of the agreement or for a period of six months, whichever is greater, as though he were continuing to perform services under the agreement. In connection with the employment agreement, Dr. Prasad also entered into a non-compete agreement with the Company and Prospect Medical Group.

Under the terms of the employment agreement, ProMed Upland nominated Dr. Prasad to fill a vacancy on the Company’s Board of Directors at the closing of the ProMed acquisitions. His nomination was approved by the independent members of the Company’s Board of Directors and his appointment was approved by the entire Board. Currently, Dr. Prasad does not serve on any committees of the Board.

Item 9.01.              Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired

The financial statements required to be filed under this item with respect to the acquired businesses described in Item 2.01 will be filed in an amendment to this report not later than 71 calendar days after the due date for the initial filing of this report, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)           Pro Forma Financial Information

The pro forma financial information required to be furnished under this item with respect to the acquired businesses described in Item 2.01 will be filed in an amendment to this report not later than 71 calendar days after the due date for the initial filing of this report, as permitted by Item 9.01(b)(2) of Form 8-K.

(d)           Exhibits

The following exhibits are filed with the Form 8-K:

Exhibit No.	Description
99.1	Press Release of Prospect Medical Holdings, Inc. dated June 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

	By:	/s/ Mike Heather
Mike Heather, Chief Financial Officer

Dated: June 7, 2007